Exhibit 99.1

                     Fresh Choice Reports First Quarter Loss


    MORGAN HILL, Calif.--(BUSINESS WIRE)--April 17, 2003--Fresh Choice, Inc. (Nasdaq:SALD) today reported a net loss of $541,000 or $0.09 per share, for the first quarter of 2003. This compared to net income of $113,000 or $0.02 per diluted share for the first quarter of 2002.
    Sales for the first quarter of 2003 were $17.7 million, up $655,000, or 3.8%, compared with sales from continuing operations of $17.0 million in the same period last year. This is the result of an increase in the number of restaurants offset by a comparable-store sales decline of 2.6%. The Company had an average of 54.5 restaurants operating in the first quarter of 2003 versus 51.5 in the comparable prior year quarter. Comparable-store guest counts decreased 5.9%, resulting primarily from the weak economic environment in our core markets.
    The comparable-store average check was $7.75 for the quarter, an increase of 3.6% versus the same period of 2002, reflecting price increases and higher-priced-coupon offers.
    The Company continued its expansion with two new Fresh Choice restaurants opening in the first quarter. The Company has opened an additional Fresh Choice restaurant in the second quarter and plans to open one additional Fresh Choice restaurant in the fourth quarter. The Company has no expansion plans beyond that at this time.
    Everett (Jeff) Jefferson, president and chief executive officer, said, "The financial results for the first quarter were disappointing. The economy remains weak, and in the past several weeks our dinner sales have been further hurt, as many of our dinner guests have chosen to eat at home while watching the television reports on the war in Iraq. We expect the appeal of nightly reports from Iraq to end soon but, at this point, we are uncertain when an economic recovery is going to begin in the markets where our restaurants are concentrated.
    "We continue to focus on providing an exceptional dining experience to every guest. As previously reported, we implemented a revised labor-scheduling system in all of our Fresh Choice restaurants at the beginning of 2003 to increase our guest-service levels. We also implemented a revised product offering including more of our guests' favorite products. These programs require an increased investment in labor and food costs, but they provide increased value to our guests. They also are an important element in our plan to minimize the loss of guests in the current weak environment. We believe our continued focus on guest satisfaction and a consistent advertising message will result in renewed comparable-store sales growth when the economy improves and consumer confidence returns," continued Mr. Jefferson.
    In addition, as previously announced the Company recently eliminated 11 mid-level management and clerical positions in its corporate office and implemented other cost reduction measures which are expected to reduce costs by approximately $750,000 annually. The reductions in staff will result in a one-time charge of approximately $50,000 in the Company's second fiscal quarter.
    Fresh Choice, Inc. operates 52 restaurants under the Fresh Choice and Zoopa brand names in California (42), the state of Washington (4) and Texas (6). The Company's Fresh Choice and Zoopa restaurants offer customers an extensive selection of high quality, freshly-prepared traditional and specialty salads, hot pasta dishes, pizza, soups, bakery goods and desserts in a self-service format. In addition, the Company operates one Fresh Choice Express restaurant, two dual branded Fresh Choice Express and licensed Starbucks retail stores and one stand-alone licensed Starbucks retail store in Texas.

    Important Note:

    The above statements about Fresh Choice's future plans are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. They use such words as "may," "will," "expect," "believe," "plan" and other similar terminology. These statements reflect management's current expectations regarding future events and operating performance and speak only as of the date of this release. These forward-looking statements involve a number of risks and uncertainties.
    Among these risks and uncertainties are; the ability to generate positive comparable-store sales; continued profitability; the impact of terrorist threats and the war in Iraq on consumer spending; the effect of general economic and weather conditions; the ability to obtain additional financing on favorable terms; the ability of the Company to implement its growth plans, including the ability to locate acceptable sites for new stores and enter into leases for such stores under acceptable terms; the ability of the Company to renew leases for existing restaurants on favorable terms, or at all, as they expire; customer receptiveness to new menu items; competitive pressures in the food-service marketplace; the changing tastes of consumers; and the ability to secure and retain services of experienced personnel. Additional risks and uncertainties may be included in Fresh Choice's most recent annual report on Form 10-K and quarterly reports on Form 10-Q on file with the Securities and Exchange Commission.
    The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

    First Quarter Investor Conference Call

    Fresh Choice will host an investor conference call related to the above news today, Thursday, April 17, 2003 at 11:00 a.m. PST (2:00 p.m. EST). President and chief executive officer Everett (Jeff) Jefferson and chief financial officer David E. Pertl will review the Company's financials and operations for the 1st quarter. The call will be open to all interested investors through a live audio Web broadcast via the Internet at www.freshchoice.com and www.companyboardroom.com. For those who are unavailable to listen to the live broadcast, the call will be available beginning approximately one hour after the event and archived on the web site. In addition, a playback of the call will also be available through 12:00 midnight, Pacific Time on Sunday, April 20, 2003 by calling 1-800-642-1687. The reservation number is 9697597.


                          FRESH CHOICE, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
   (In thousands except per share amounts and number of restaurants)
                              (Unaudited)

                                         Twelve Weeks Ended
                               ---------------------------------------
                                  March 23, 2003      March 24, 2002
                               ------------------- -------------------

NET SALES                       $17,684    100.0%   $17,029    100.0%
                               --------- --------- --------- ---------
COSTS AND EXPENSES:
 Cost of sales                    4,015     22.7%     3,792     22.3%
 Restaurant operating expenses:
  Labor                           6,086     34.4%     5,678     33.3%
  Occupancy and other             5,700     32.2%     5,171     30.4%
 General and administrative
  expenses                        1,366      7.7%     1,362      8.0%
 Depreciation and amortization      789      4.5%       768      4.5%
 Restaurant opening costs           192      1.1%        53      0.3%
                               --------- --------- --------- ---------

 Total costs and expenses        18,148    102.6%    16,824     98.8%
                               --------- --------- --------- ---------

OPERATING INCOME (LOSS)            (464)   (2.6)%       205      1.2%

Interest income                       2      -- %        15      0.1%
Interest expense                    (79)   (0.5)%       (59)   (0.4)%
                               --------- --------- --------- ---------

Interest expense - net              (77)   (0.5)%       (44)   (0.3)%
                               --------- --------- --------- ---------
INCOME (LOSS) FROM CONTINUING
 OPERATIONS BEFORE INCOME TAXES    (541)   (3.1)%       161      0.9%

Provision for (benefit from)
 income taxes                        --      -- %         4      -- %
                               --------- --------- --------- ---------

INCOME (LOSS) FROM CONTINUING
 OPERATIONS                        (541)   (3.1)%       157      0.9%

LOSS FROM DISCONTINUED
 OPERATIONS                          --      -- %       (44)   (0.2)%
                               --------- --------- --------- ---------

NET INCOME (LOSS)               $  (541)   (3.1)%   $   113      0.7%
                               ========= ========= ========= =========

Basic net income (loss)
 per common share:
  Basic income (loss) from
   continuing operations        $ (0.09)            $  0.03
  Basic income (loss) from
   discontinued operations           --               (0.01)
                               ---------           ---------

Basic net income (loss)
 per common share:              $ (0.09)            $  0.02
                               =========           =========

Shares used in computing basic
 per share amounts                5,964               5,909
                               =========           =========
Diluted net income (loss)
 per common share:
  Diluted income (loss) from
   continuing operations        $ (0.09)            $  0.03
  Diluted income (loss) from
   discontinued operations           --               (0.01)
                               ---------           ---------
Diluted net income (loss)
 per common share               $ (0.09)            $  0.02
                               =========           =========
Shares used in computing
 diluted per share amounts        5,964               7,183
                               =========           =========

Number of restaurants:
  Open at beginning of period        53                  51
  Open at end of period              55                  51



                          FRESH CHOICE, INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS
          (In thousands, except per share and share amounts)
                              (Unaudited)

                                               March 23,  December 29,
                                                 2003         2002
                                              ---------    ---------
ASSETS

CURRENT ASSETS:
 Cash and cash equivalents                     $ 1,038      $ 2,994
 Inventories                                       508          467
 Prepaid expenses and other current assets         956          524
                                              ---------    ---------
 Total current assets                            2,502        3,985

PROPERTY AND EQUIPMENT, net                     32,037       31,475

DEPOSITS AND OTHER ASSETS                          844          869
                                              ---------    ---------

TOTAL ASSETS                                   $35,383      $36,329
                                              =========    =========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
 Accounts payable                              $ 2,136      $ 2,825
 Other accrued expenses                          2,075        2,331
 Accrued salaries and wages                      1,666        1,582
 Sales tax payable                                 884          614
 Current portion of long-term obligations          820          737
                                              ---------    ---------
 Total current liabilities                       7,581        8,089

CAPITAL LEASE OBLIGATIONS                        2,385        2,132

LONG-TERM DEBT                                   2,012        2,047

OTHER LONG-TERM LIABILITIES                      2,313        2,429
                                              ---------    ---------
 Total liabilities                              14,291       14,697
                                              ---------    ---------

STOCKHOLDERS' EQUITY:
 Convertible preferred stock, $.001 par value;
  3.5 million shares authorized;
  shares outstanding:
  2003 and 2002 - 1,187,906;
  liquidation preference;
  2003-$8,314; 2002-$8,161                       5,175        5,175
 Common stock - $.001 par value;
  15 million shares authorized; shares
  outstanding: 2003 - 5,964,068;
  2002 - 5,964,068                              42,631       42,630
 Accumulated deficit                           (26,714)     (26,173)
                                              ---------    ---------
 Total stockholders' equity                     21,092       21,632
                                              ---------    ---------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY     $35,383      $36,329
                                              =========    =========

The December 29, 2002 amounts are derived from the Company's audited financial statements.



    CONTACT: Fresh Choice, Inc.
             David E. Pertl, 408/776-0799 (Senior Vice President, CFO)